Item 7
                                               Exhibit 11
                            HAGLER BAILLY, INC. AND APOGEE RESEARCH INC.
                       STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS

                                                    Nine months
                                                       ended
                                                September 30, 1997
[CAPTION]

Weighted average shares outstanding
        Class A Common Stock                                   6,556,905
        Class B Common Stock

Weighted average shares issuable upon exercise
        of common stock options, if dilutive                     964,601

Common stock and commonstock equivalents
        issued at prices below the IPO price during the
        twelve months preceding the initial filing of  the
        Registration Statement                                    42,241

Total Weighted average shares                                  7,563,747


Net income                                                     4,418,334

Earnings per share                            $                     0.58

See accompanying notes to Pro forma Combined Condensed Statements